EX-21.1

SUBSIDIARIES OF REGISTRANT
EXHIBIT 21.1
SUBSIDIARIES OF MIRANT AMERICAS GENERATION, LLC
The voting stock of each company shown indented is owned by the company immediately above which is not indented to the same degree.

Name of Company	Jurisdiction of Organization
Mirant Americas Generation, LLC	Delaware
Mirant North America, LLC	Delaware
MNA Finance Corp.	Delaware
Mirant Energy Trading, LLC	Delaware
Mirant California, LLC	Delaware
Mirant Delta, LLC	Delaware
Mirant Potrero, LLC	Delaware
Mirant Canal, LLC	Delaware
Mirant Kendall, LLC	Delaware
Mirant New York, Inc.	Delaware
Mirant Bowline, LLC	Delaware
Mirant Lovett, LLC	Delaware
Mirant NY-Gen, LLC	Delaware
Hudson Valley Gas Corporation	New York
Mirant Mid-Atlantic, LLC	Delaware
Mirant Chalk Point, LLC	Delaware
Mirant Potomac River, LLC	Delaware
Mirant MD Ash Management, LLC	Delaware
Mirant Piney Point, LLC	Delaware
Mirant Special Procurement, Inc.	Delaware
Mirant Texas Management, LLC	Delaware
Mirant Texas, LP (1%—Mirant Texas Management, LLC; 99%—Mirant North America, LLC)	Delaware
MLW Development, LLC (1%—Mirant Texas Management, LLC; 99%—Mirant North America, LLC)	Delaware
Mirant Zeeland, LLC	Delaware